EXHIBIT 99.1

Investor Relations contact:
Jeffrey P. Harris
Tel: 415-278-7933
investor_relations@gymboree.com

Media Relations contact:
Mark Mizicko
Tel : 415-278-7503
media_relations@gymboree.com

 The Gymboree Corporation Reports Second Quarter 2010 Results

San Francisco, Calif., August 18, 2010 – The Gymboree Corporation (NASDAQ: GYMB) today reported earnings of $12.3 million or $0.44 per diluted share for the second fiscal quarter ended July 31, 2010.  This compares to earnings of $12.2 million or $0.41 per diluted share for the same period of the prior year.

Net sales from retail operations for the second quarter totaled $219.3 million, a 3% increase from $212.3 million in net sales from retail operations for the second fiscal quarter of the prior year.  As previously reported, comparable store sales from retail operations for the second fiscal quarter decreased 3% versus the same period last year.  Total net sales for the second fiscal quarter were $222.7 million, a 3% increase compared to total net sales of $215.4 million for the second fiscal quarter last year.

Gross profit for the second fiscal quarter was 43.5% of sales, an improvement of over 20 basis points compared to the prior year rate of 43.3%.  Selling, General and Administrative (SG&A) expenses were $77.9 million for the second fiscal quarter compared to $75.8 million for the same fiscal quarter of the prior year.  SG&A expenses as a percentage of sales were 35.0% versus 35.2% for the second quarter of the prior year.  Operating income increased to $19.0 million or 8.5% of sales compared to $17.4 million or 8.1% of sales for the comparable fiscal quarter of the prior year.

Business Outlook
For the third fiscal quarter of 2010, the Company expects comparable store sales performance to be slightly negative to flat versus the same period of the prior year.  The Company expects earnings for the third fiscal quarter in the range of $1.25 to $1.30 per diluted share.

Management Presentation

The live broadcast of the discussion of second quarter 2010 earnings results will be available to interested parties at 1:30 p.m. PT (4:30 p.m. ET) on Wednesday, August 18, 2010.  To listen to the live broadcast over the Internet, please log on to www.gymboree.com, go to “About Us” at the bottom of the home page, go to “Investors & Media” and then “Conference Calls & Webcasts.”  A replay of the call will be available two hours after the broadcast through midnight ET, Wednesday, August 25, 2010, at 800-642-1687, passcode # 54962795, as well as archived on our website at the same location as the live webcast.

About The Gymboree Corporation

The Gymboree Corporation’s specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of July 31, 2010, the Company operated a total of 1,019 retail stores: 633 Gymboree® stores (594 in the United States, 35 in Canada, 2 in Puerto Rico and 2 in Australia), 147 Gymboree Outlet stores, 120 Janie and Jack® shops and 119 Crazy 8® stores in the United States. The Company also operates online stores at www.gymboree.com, www.janieandjack.com and www.crazy8.com, and offers directed parent-child developmental play programs at 678 franchised and Company-operated Gymboree Play & Music® centers in the United States and 33 other countries.

Forward-Looking Statements

The foregoing financial information for the second fiscal quarter ended July 31, 2010, is unaudited and subject to quarter-end and year-end adjustment. The foregoing paragraphs contain forward-looking statements relating to The Gymboree Corporation’s anticipated sales growth and future financial performance. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results could vary materially as a result of a number of factors, including high levels of unemployment and consumer debt, volatility in the financial markets, general economic conditions, customer reactions to new merchandise, service levels and new concepts, success in meeting our delivery targets, the level of our promotional activity, our gross margin achievement, our ability to appropriately manage inventory, effects of future embargos from countries used to source product, and competitive market conditions. Other factors that may cause actual results to differ materially include those set forth in the reports that we file from time to time with the Securities and Exchange Commission, including our annual report on Form 10-K for the year-ended January 30, 2010. These forward-looking statements reflect The Gymboree Corporation’s expectations as of August 18, 2010. The Gymboree Corporation undertakes no obligation to update the information provided herein.

Gymboree, Janie and Jack, Crazy 8, and Gymboree Play & Music are registered trademarks of The Gymboree Corporation.

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EXHIBIT A
THE GYMBOREE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share and operating data)
(Unaudited)

	13 Weeks Ended	13 Weeks Ended	26 Weeks Ended	26 Weeks Ended
	July 31,	August 1,	July 31,	August 1,
	2010	2009	2010	2009

Net sales:
Retail	$219,293	$212,262	$469,284	$440,241
Play & Music and other	3,456	3,132	6,290	6,028
Total net sales	222,749	215,394	475,574	446,269
Cost of goods sold, including buying and occupancy expenses	(125,853)	(122,166)	(248,504)	(243,512)
Gross profit	96,896	93,228	227,070	202,757
Selling, general and administrative expenses	(77,897)	(75,809)	(159,412)	(149,154)
Operating income	18,999	17,419	67,658	53,603
Other income	103	201	132	509
Income before income taxes	19,102	17,620	67,790	54,112
Income tax expense	(6,848)	(5,459)	(26,350)	(20,143)
Net income	$12,254	$12,161	$41,440	$33,969

Net income per share:
Basic	$0.45	$0.42	$1.49	$1.19
Diluted	$0.44	$0.41	$1.44	$1.15

Weighted average shares outstanding:
Basic	27,170	28,654	27,873	28,551
Diluted	28,009	29,854	28,759	29,655

Operating Data:
Stores Open at the Beginning of the Period	987	901	953	886
New Stores	34	25	69	40
Closed Stores	(2)	-	(3)	-
Stores Open at the End of the Period	1,019	926	1,019	926

Gross Store Square Footage	2,033,000	1,818,000	2,033,000	1,818,000
Merchandise Inventories per Square Foot	$72	$71	$72	$71

Supplemental Financial Information:
Depreciation and amortization	$9,958	$9,195	$19,544	$18,177
Interest income, net	$44	$174	$45	$421
Stock-based compensation	$3,977	$4,478	$8,538	$8,351

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	July 31,	January 30,	August 1,
	2010	2010	2009

Current Assets
Cash and cash equivalents	$132,416	$257,672	$164,745
Accounts receivable	19,070	9,911	16,553
Merchandise inventories	145,501	121,133	129,293
Prepaid income taxes	20,733	-	12,487
Prepaid expenses and deferred taxes	19,495	19,778	28,517
Total current assets	337,215	408,494	351,595

Property and Equipment, net	217,819	205,461	209,961
Deferred Taxes and Other Assets	21,483	22,175	20,818

Total Assets	$576,517	$636,130	$582,374

Current Liabilities
Accounts payable	$43,381	$46,470	$55,650
Accrued liabilities	74,063	69,295	70,528
Income tax payable	-	5,381	-
Total current liabilities	117,444	121,146	126,178

Long Term Liabilities
Lease incentives and other liabilities	78,889	76,231	76,504

Stockholders' Equity	380,184	438,753	379,692

Total Liabilities and Stockholders' Equity	$576,517	$636,130	$582,374